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                                                                    Exhibit 3.8


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            INTERACTIVE TELESIS INC.


     Interactive Telesis Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

     1. The Certificate of Incorporation of the Corporation is hereby amended by striking Article FOURTH in its entirety and replacing it with the following:


"FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock which the Corporation has authority to issue is One Hundred Twenty-five Million (125,000,000) shares, par value one-tenth of one cent ($0.001), of which One Hundred Million (100,000,000) shares shall be designated "Common Stock" and Twenty-five Million (25,000,000) shares shall be designated "Preferred Stock." Shares of Preferred Stock may be issued from time-to-time in one or more series, each series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares of such series. Each such series of Preferred Stock shall have such voting rights, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock as may be adopted from time to time by the Board of Directors, in accordance with the laws of the state of Delaware."

     2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Donald E. Cameron, its President, this 26th day of January, 2001.

                              INTERACTIVE TELESIS INC.



                              By: /s/ DONALD E. CAMERON
                                  --------------------------------------
                                  Donald E. Cameron


                 [As filed with the Delaware Secretary of State
                      at 2 o'clock P.M., January 30, 2001]